DELAWARE VIP TRUST

Registration No. 811-05162
FORM N-SAR
Annual Period Ended December 31, 2015

SUB-ITEM 77B: Accountant?s report on internal control

Accountant's report on internal control, attached as Exhibit.

SUB-ITEM 77D: Policies with respect to security investments

On November 19, 2015, the Board of Trustees of Delaware VIP Trust (the ?Registrant?) vote to increase the maximum permissible exposure to foreign securities for Delaware VIP Trust ? Delaware VIP High Yield Series.  These changes will become effective January 24, 2016. This information is herein incorporated by reference to the supplement dated November 25, 2015 to the Registrant?s prospectus dated April 30, 2015, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-15-00024).

On November 19, 2015, the Board of Trustees of Delaware VIP Trust (the ?Registrant?) voted to approve the use of short sales for Delaware VIP Trust ? Delaware VIP Diversified Income Series and Delaware VIP Trust ? Delaware VIP Limited-Term Diversified Income Series. These changes will become effective January 24, 2016. This information is herein incorporated by reference to the supplement dated November 25, 2015 to the Registrant?s prospectus dated April 30, 2015, as filed with the Securities and Exchange Commission (SEC Accession No. 0001137439-15-000238).

SUB-ITEM 77O: Transactions effected pursuant to Rule 10f-3

Five (5) transactions for the annual period ended December 31, 2015 effected pursuant to Rule 10f-3, attached as Exhibit.

WS: MFG_Philadelphia: 897417: v1

WS: MFG_Philadelphia: 867889: v1